Exhibit 99.1

NTN Buzztime, Inc. Reports First Quarter 2020 Results

CARLSBAD, Calif., May 19, 2020 — NTN Buzztime, Inc. (NYSE American: NTN), reported financial results for the first quarter ended March 31, 2020.

Allen Wolff, CEO, said, “We started 2020 focused on growing our business in an efficient manner. Shifting the Buzztime network to a mobile-based, capital-light solution complemented with an expanded programmatic advertising platform increased the scalability of our business. In the first quarter of 2020, we were gaining traction, as evidenced by sequential increases in quarterly advertising revenue, until we, like many businesses in and around the restaurant and bar industry, were adversely impacted by the COVID-19 pandemic. As a result of government orders to shelter-in-place to help stop the spread of COVID-19, approximately 70% our sites temporarily requested billing freezes, significantly impacting our revenue streams. While it is uncertain when, or if, these sites will resume their subscriptions with us, we are encouraged that some states began to lift restrictions in early May, and a small number of our customers proactively reinstated their service and billing as Buzztime is a key part of their venue offering.

“With the onset of the pandemic, we took immediate and decisive action to further reduce expenses. To engage our players, we quickly expanded our mobile app connectivity and launched out-of-venue gaming. This transition had a significant increase on mobile gameplay and Daily Active User engagement from March to April.

“There is no doubt that 2020 will be a challenging year for us and our venue partners in the restaurant and bar industry. In that regard, our platform – driving guest frequency and enhancing the experience – could be even more meaningful to our customers. We look forward to supporting our sites as they re-open for business. In the meantime, we are having proactive discussions with our landlord and vendors to help manage our cash and we are carefully monitoring our liquidity as we focus on maintaining operations,” Wolff concluded.

Financial Results

For the first quarter 2020, total revenues were $2.4 million, compared to $4.8 million the first quarter of 2019. The change reflects sequential advertising revenue increases, offset by decreases in subscription revenue related to lower site count and the sale of our live events business in the first quarter of 2020.

First quarter 2020 gross margin was 60%, compressed by a non-cash equipment impairment charge of approximately $167,000, compared to 69% for the same period in 2019. Selling, general and administrative expense was $3.1 million for the first quarter 2020, decreasing from $3.5 million in the same period in 2019, reflecting management’s efforts to reduce operating expenses.

During the first quarter of 2020, NTN recognized two additional non-cash impairment charges: $662,000 in goodwill related to the Canadian business and $138,000 for capitalized software. For the first quarter 2020, net loss attributable to common shareholders was $1.2 million, including the $960,000 in the aforementioned impairments, or $0.42 per share, compared to $313,000, or $0.11 per share, in the prior year quarter.

Liquidity

Cash, cash equivalents and unrestricted cash was $2.2 million at March 31, 2020, compared to $3.2 million at December 31, 2019. At March 31, 2020, the principal balance of the term loan with Avidbank was $2.0 million, and current liabilities exceeded current assets by $87,000. Subsequent to March 31, 2020, the company received $1.6 million under the Paycheck Protection Program of the CARES Act. For additional information regarding our liquidity and capital resources, please see our quarterly report on Form 10-Q expected to be filed with the SEC within the next day or two.

Conference Call

Management will review the results on a conference call with a live question and answer session today, May 19, 2020, at 4:30 p.m. ET. To access the call, please use passcode 9459128 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast that will be accessible at the company’s website at http://www.buzztime.com/investors. The replay of the call will be available until May 26, 2020

Forward-looking Statements

This release contains forward-looking statements that reflect management’s current views of future events and operations, including challenges that we and our customers will face during 2020 related to COVID-19 and the potential meaningfulness of our product platform to our customers as they or if they re-open their businesses. Among the factors that could cause or contribute to material differences between our actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: (1) our ability to raise substantial capital in the very near-term to allow us to maintain operations and sustain the negative impact of the COVID-19 pandemic on our business and financial condition, and if we are able to sustain such impact, our ability to recover from the impact; (2) our ability to successfully manage our liquidity and our working capital deficit by managing the timing of payments to our third parties; (3) our ability to comply with our financial covenants in our loan and security agreement with Avidbank and its right to declare a default if we do not, which could lead to all payment obligations becoming immediately due and payable and which could lead to a foreclosure on our assets; (4) when, and the extent to which, the negative impact of the pandemic will improve, including when restaurants will be permitted to offer on-site dining or when bars will be permitted to re-open and to what degree, when our customers will re-open, or if they will subscribe to our service if and when they do; (5) the negative impact that measures we implemented and may implement to reduce our operating expenses and planned capital expenses (including investments in our business) may have on our ability to effectively manage and operate our business; (5) our ability to maintain or grow our revenue; (6) our ability to compete effectively within the highly competitive interactive games, entertainment and marketing services industries, including our ability to successfully commercially launch attractive product offerings, and the impact of new products and technological change, especially in the mobile and wireless markets, on our operations and competitiveness; (7) our ability to adequately protect our proprietary rights and intellectual property ; and (8) the other risks and uncertainties described in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and described in other documents we filed or file from time to time with the Securities and Exchange Commission thereafter, including in the Company’s Current Reports on Form 8-K filed with the SEC on March 30, 2020 and April 21, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, expected to be filed within the next day or two. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. Most frequently used in bars and restaurants in North America, the Buzztime tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games. Buzztime’s platform creates connections among the players and venues and amplifies guests’ positive experiences. Buzztime’s in-venue TV network creates one of the largest digital out of home ad audiences in the US and Canada. Buzztime hardware solutions leverages the company’s experience manufacturing durable tablets and charging systems, enabling a diverse group of businesses including corrections, point-of-sale and loyalty with product implementation. Buzztime games have also been recently licensed by other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT: Kirsten Chapman, LHA Investor Relations, buzztime@lhai.com 415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value amount)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,221	$3,209
Restricted cash	50	50
Accounts receivable, net	383	1,195
Site equipment to be installed	856	1,090
Prepaid expenses and other current assets	755	526
Total current assets	4,265	6,070

Restricted cash, long-term	150	150
Operating lease right-of-use assets	2,002	2,101
Fixed assets, net	2,489	2,822
Software development costs, net	1,749	1,915
Deferred costs	239	274
Goodwill	—	696
Other assets	120	97

Total assets	$11,014	$14,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$787	$835
Accrued compensation	236	588
Accrued expenses	237	490
Sales taxes payable	19	131
Income taxes payable	8	3
Current portion of long-term debt	1,990	2,739
Current portion of obligations under operating leases	385	409
Current portion of obligations under financing leases	21	21
Current portion of deferred revenue	383	460
Other current liabilities	286	419
Total current liabilities	4,352	6,095

Long-term debt	—	—
Obligations under operating leases	2,782	2,891
Obligations under financing leases	15	20
Deferred revenue	1	2
Other liabilities	15	26
Total liabilities	7,165	9,034

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 156 shares authorized; 156 shares issued and outstanding at March 31, 2020 and December 31, 2019	1	1
Common stock, $0.005 par value, 15,000 shares authorized at March 31, 2020 and December 31, 2019; 2,926 and 2,901 shares issued at March 31, 2020 and December 31, 2019	15	14
Treasury stock, at cost, 10 shares at March 31, 2020 and December 31, 2019	(456)	(456)
Additional paid-in capital	136,800	136,721
Accumulated deficit	(132,675)	(131,457)
Accumulated other comprehensive income	164	268
Total shareholders’ equity	3,849	5,091

Total liabilities and shareholders’ equity	$11,014	$14,125

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2020	2019
Revenues
Subscription revenue	$1,999	$3,833
Hardware revenue	16	205
Other revenue	379	794
Total revenues	2,394	4,832

Operating expenses:
Direct operating costs (includes depreciation and amortization)	950	1,484
Selling, general and administrative	3,080	3,469
Impairment of capitalized software	138	1
Impairment of goodwill	662	—
Depreciation and amortization (excluding depreciation and amortization included in direct costs	85	96
Total operating expenses	4,915	5,049
Operating loss	(2,521)	(217)
Other income (expense), net	1,284	(85)
Loss before income taxes	(1,237)	(302)
Benefit (provision) for income taxes	19	(11)
Net loss	$(1,218)	$(313)

Net loss per common share – basic and diluted	$(0.42)	$(0.11)

Weighted average shares outstanding – basic and diluted	2,901	2,866

Comprehensive loss:
Net loss	$(1,218)	$(313)
Foreign currency translations adjustment	(104)	33
Total comprehensive loss	$(1,322)	$(280)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Three months ended March 31,
	2020	2019
Cash flows (used in) provided by operating activities:
Net loss	$(1,218)	$(313)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	546	747
Provision for doubtful accounts	189	30
Amortization of operating lease right-of-use assets	73	72
Common stock issued for compensation in lieu of cash payment	61	—
Stock-based compensation	39	59
Gain from the sale of assets	(1,265)	—
Loss from disposition of fixed assets	188	9
Loss from disposition of capitalized software	138	1
Loss from impairment of goodwill	662	—
Amortization of debt issuance costs	3	3
Changes in assets and liabilities:
Accounts receivable	723	264
Site equipment to be installed	1	87
Operating lease liabilities	(106)	(28)
Prepaid expenses and other liabilities	(254)	58
Accounts payable and accrued expenses	(765)	2
Income taxes payable	7	10
Deferred costs	34	(3)
Deferred revenue	(77)	(184)
Other liabilities	(144)	(34)
Net cash (used in) provided by operating activities	(1,165)	780

Cash flows used in investing activities:
Capital expenditures	(19)	(41)
Capitalized software development expenditures	(121)	(355)
Net cash used in investing activities	(140)	(396)

Cash flows provided by (used in) financing activities:
Net proceeds from the sale of assets	1,166	—
Payment on long-term debt	(750)	(250)
Principal payments on financing leases	(5)	(18)
Tax withholding related to net share settlement of vested restricted stock units	(20)	(5)
Net cash provided by (used in) financing activities	388	(273)

Effect of exchange rate on cash	(71)	19
Net (decrease) increase in cash and cash equivalents	(988)	130
Cash, cash equivalents and restricted cash at beginning of period	3,409	2,786
Cash, cash equivalents and restricted cash at end of period	2,421	2,916

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